                                                                    EXHIBIT 99.1

                                  PRESS RELEASE

                  PINNACLE AIRLINES RELEASES SEPTEMBER TRAFFIC


MEMPHIS TENN. (OCTOBER 5TH, 2005) Pinnacle Airlines, Inc. (NASDAQ: PNCL) released its passenger and traffic levels for September 2005 today.

For September, Pinnacle flew 498.2 million Available Seat Miles (ASMs), an increase of 28.4% over September 2004 levels. Revenue Passenger Miles (RPMs) expanded 40.6% to 359.4 million. Passenger Load Factor was 72.1%. Pinnacle transported 700,009 Customers during the month, 27.2% more than the same period last year.

During September, Pinnacle operated 36,875 block hours and completed 21,546 cycles, increases of 27.3% and 18.1% over September 2004 levels, respectively. The term "block hour" refers to the elapsed time between an aircraft leaving a gate and arriving at a gate, and the term "cycle" refers to an aircraft's departure and corresponding arrival.

                                        SEPTEMBER 2005 TRAFFIC
                            2005                  2004                CHANGE
   ASMs (000)              498,159               388,004               28.4%
   RPMs (000)              359,408               255,636               40.6%
   Load Factor               72.1%                 65.9%             6.2 pts
   Passengers              700,009               550,412               27.2%
   Block Hours              36,875                28,962               27.3%
   Cycles                   21,546                18,242               18.1%

                                        YEAR-TO-DATE TRAFFIC
                           2005                 2004                 CHANGE
   ASMs (000)            4,326,501             2,966,912              45.8%
   RPMs (000)            3,064,647             2,066,875              48.3%
   Load Factor               70.8%                 69.7%            1.1 pts
   Passengers            5,971,483             4,624,572              29.1%
   Block Hours             325,802               227,976              42.9%
   Cycles                  187,188               145,478              28.7%

Pinnacle Airlines, Inc., operates under the name Northwest Airlink and provides service to destinations in the United States and Canada. Pinnacle operates an all-jet fleet of 139 Canadair 44 and 50-seat Regional Jets from Northwest hubs at Detroit, Memphis and Minneapolis - St. Paul, and its two focus cities of Milwaukee and Indianapolis. Pinnacle Airlines maintains its headquarters in Memphis, Tenn., and employs approximately 3,600 People. For further information, please contact Philip Reed, Vice-President, Marketing at 901-348-4257, or visit our web-site at www.nwairlink.com.

This press release contains various forward-looking statements that are based on management's beliefs, as well as assumptions made by and information currently available to management. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable; it can give no assurance that such expectations will prove to have been correct. Such statements are subject to certain risks, uncertainties and assumptions, including those set forth in our filings with the Securities and Exchange Commission, which are available to investors at our web-site or on line from the Commission. Should one of more of these risks or uncertainties materialize, or should underlying assumptions prove erroneous, actual results may vary materially from results that were anticipated or projected. The Company does not intend to update these forward-looking statements before its next required filing with the Securities and Exchange Commission.

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